Exhibit 5.5

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

November 27, 2013

Ultrapetrol (Bahamas) Limited c/o H&J Corporate Services Ltd. Ocean Center Montagu Foreshore East Bay Street Nassau, Bahamas

Re:	8⅞% First Preferred Ship Mortgage Notes due 2021

Ladies and Gentlemen:

We have acted as special Liberian counsel to Dingle Barges Inc. and General Ventures Inc., Liberian companies (the "Guarantors") and subsidiaries of Ultrapetrol (Bahamas) Limited, a Bahamas company (the "Company") in connection with the Company's Registration Statement on Form F-4 (Registration No. 333-           ) (the "Registration Statement") as filed with the United States Securities and Exchange Commission (the "Commission"), with respect to the Company’s offer to exchange (the "Exchange Offer") up to $25,000,000 of the Company’s 8⅞% First Preferred Ship Mortgage Notes due 2021 (the "Exchange Notes") for an identical principal amount at maturity of its outstanding 8⅞% First Preferred Ship Mortgage Notes due 2021 (the "Outstanding Notes"). The Exchange Notes are to be issued pursuant to the Indenture dated as of June 10, 2013 and as supplemented September 26, 2013 between the Company, the Guarantors, Manufacturers Traders and Trust Company, as Trustee (the "Trustee") and the other parties thereto (the "Indenture") and, when issued, will be guaranteed by the Guarantors (the "Guarantee") pursuant to the Indenture. Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the "Prospectus") included in the Registration Statement; (iii) the Indenture; (iv) the form of the Outstanding Notes; (v) the form of the Exchange Notes and (vi) such corporate documents and records of the Company and the Guarantor and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities (whoever are or will become signatories thereto) to complete the execution of documents. As to various questions of fact that are material to the opinion hereinafter expressed, we have relied upon statements or certificates of public officials, directors or officers of the Guarantor and others.

We have further assumed for the purposes of this opinion that each of the Indenture and all documents contemplated by the Indenture to be executed in connection with the issuance of the Exchange Notes and Guarantee have been duly authorized and validly executed and delivered by each of the parties thereto other than the Guarantors.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that the Guarantee has been duly authorized, executed and delivered by the Guarantors.

We hereby confirm that the discussion under the headings "Enforceability of Civil Liabilities," and "Summary of the Terms of the Exchange Notes," contained in the Company's Registration Statement on Form F-4, insofar as such discussion represents legal conclusions or statements of Liberian law, subject to the limitations and conditions set forth therein, constitutes the opinion of Seward & Kissel LLP. It is our further opinion that the discussion set forth under such captions accurately states our views as to the matters discussed therein.

This opinion is limited to the laws of Liberia. This opinion is rendered as of the date hereof, and we have no responsibility to update this opinion for events or circumstances occurring after the date hereof, nor do we have any responsibility to advise you of any change in the laws after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form F-4 to be filed with the United States Securities and Exchange Commission with respect to the Exchange Notes and to each reference to us in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours, /s/ Seward & Kissel LLP